[SAUER DANFOSS LOGO]



FOR IMMEDIATE RELEASE
FEBRUARY 2, 2001


      SAUER-DANFOSS INC. AND TOPCON LASER SYSTEMS, INC. FORM JOINT VENTURE

AMES, IOWA, USA, FEBRUARY 2, 2001--SAUER-DANFOSS INC. (NYSE: SHS; FSE: SAR) today announced that it has entered into an agreement with Topcon Laser Systems, Inc. to create a new joint venture company. The new company, which will be called TSD Integrated Controls ("TSD"), will focus on the development and marketing of electronic systems used to control the work functions of off-highway vehicles.

Tim Kramer of Sauer-Danfoss, who will become General Manager for the company, commented, "TSD was formed to focus the strengths of two market leaders to develop truly integrated and sophisticated positioning solutions for the manufacturers of off-highway equipment. Sauer-Danfoss has a strong market presence with equipment manufacturers in North America and worldwide, and Topcon has the most innovative positioning technology in the industry. The combination of these strengths will provide a standardized solution to the task of adding automated positioning and machine management control systems to off-highway equipment."

Ray O'Connor, Executive Vice President for Topcon Laser Systems, commented, "We are excited to be joining forces with Sauer-Danfoss because of their relationships with OEM customers and worldwide distribution channels. Our products provide the equipment manufacturers with the most advanced, cost-effective solutions, and by leveraging our strengths with Sauer-Danfoss' long-standing relationships with manufacturers and distributors, we will be able to market these solutions on a global basis."

TSD Integrated Controls will operate as a completely separate entity and initially will be co-located with its parent companies of Sauer-Danfoss in Minneapolis, Minnesota, and Topcon Laser Systems in Pleasanton, California. TSD will begin operations on April 1, 2001.

Topcon Laser Systems, Inc. is a leading manufacturer of positioning control systems for use primarily in the construction and agricultural industries. Its systems employ laser, sonic, GPS and electro-hydraulic technology. More information can be obtained at www.topconlaser.com.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa; Neumunster, Germany; and Nordborg, Denmark. More details online at www.sauer-danfoss.com.


FOR FURTHER INFORMATION PLEASE CONTACT:
SAUER-DANFOSS INC. - INVESTOR RELATIONS

KENNETH D. MCCUSKEY           Sauer-Danfoss Inc.     Phone:   (515) 239-6364
Vice President - Finance      2800 East 13th Street  Fax:     (515) 239-6443
                              Ames, Iowa, USA 50010 kmccuskey@sauer-danfoss.com

JOHN N. LANGRICK              Sauer-Danfoss Inc.     Phone:   +49-4321-871-190
Director of Finance - Europe  Krokamp 35             Fax:     +49-4321-871-121
                              D-24539 Neumunster     jlangrick@sauer-danfoss.com


Internet:  http://www.sauer-danfoss.com